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                                                                     Exhibit 2.1

                                AMENDMENT NO. 1

     Amendment No. 1 dated as of November 10, 2000 (the "Amendment") to the Stock Purchase Agreement dated as of September 18, 2000 (the "SPA") by and between Alpha Technologies Group, Inc. ("Alpha") and Mestek, Inc. ("Mestek"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the SPA.

                                   Recitals

     1. Pursuant to the SPA, Mestek agreed to sell, and Alpha agreed to buy, all of the common stock of National Northeast Corporation ("NNE") for a purchase price of $52,000,000.

     2.  Alpha has deposited the Initial Payment of $500,000 with the Escrow
Agent.

     3.  The parties wish to amend the SPA as set forth below.

     NOW, THEREFORE, the parties agree that the SPA is hereby amended as follows:

     1. Initial Payment. Section 2.2(b) of the SPA and Section 2.1 of the Escrow Agreement are hereby amended to provide that the Initial Payment shall be increased to one million dollars ($1,000,000). Alpha shall wire transfer five hundred thousand dollars ($500,000) to the Escrow Agent in immediately available funds within one business day of the execution and delivery of this Amendment.

     2. Purchase Price. Section 2.2(a) of the SPA is hereby amended to provide that the Purchase Price for all of the Shares of NNE shall be reduced by $2,100,000 to $49,900,000 and the Purchase Price for eight hundred twenty (820) of the Shares of NNE shall be forty four million four



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hundred seventy six thousand eighty four dollars ($44,476,084). Alpha hereby agrees that it will not request or receive any further Purchase Price reduction.

     3. Conditions to Closing. Section 6.1(a)(ix) of the SPA is amended to provide that it shall be a condition to Closing that all of Mestek's representations and warranties be true and correct in all material respects at Closing unless the failure of such representations and warranties to be true and correct does not have a Material Adverse Effect.

     4. Supply of Products Following Closing. Section 8.10 of the SPA is hereby amended to eliminate the requirement that Alpha cause NNE to sell any products to Mestek at a discount or to pay Mestek any money for Mestek's failure to purchase any products from NNE at a discount in any period after the first 18 months following Closing. Accordingly, the maximum discount and/or payment to which Mestek shall be entitled under Section 8.10 of the SPA is $600,000.

     5. Mutual Release of Claims. Mestek and Alpha hereby agree to release, discharge and acquit each other and each other's subsidiaries, including their corporate officers, directors, employees, agents and representatives, of and from any and all claims, demands, sums of money, actions, obligations and liabilities which such Releasor nor has knowledge of each other for breach of the SPA as of the date hereof. This mutual release shall be for the benefit of Mestek and Alpha, their assigns, representatives and successors, and shall be binding on each party's assigns, representatives and successors. The foregoing shall not be construed as an admission of breach by either Mestek or Alpha.

     6. Material Adverse Change. Alpha hereby agrees that the results of operations of NNE through September 30, 2000 as disclosed to Alpha will not be asserted as a Material Adverse Change.

     7. No Other Amendments. Other than as amended above, each provision of the SPA shall remain in effect.



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     In Witness Whereof, the parties have signed this Amendment as of the date set forth above.

                                          ALPHA TECHNOLOGIES GROUP, INC.


                                          By  /s/ LAWRENCE BUTLER
                                            ---------------------------------
                                                  Lawrence Butler


                                          MESTEK, INC.


                                          By  /s/ JOHN E. REED
                                            ----------------------------------
                                                  John E. Reed